UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Synovus Financial Corp.

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Preliminary Copy

Richard E. Anthony
Chairman of the Board and
Chief Executive Officer

November 17, 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders at 10:00 a.m. on Wednesday, December 17, 2008, at the CB&T Uptown Center, 1144 Broadway, Bradley Building, Team Meeting Room-2nd Floor, Columbus, Georgia 31901. Enclosed with this Proxy Statement is your proxy card.

Your participation in this Special Meeting is very important. We are asking you to approve two amendments:

1.	An amendment to our Articles of Incorporation to authorize the issuance of preferred stock

2.	An amendment to our Bylaws to authorize the Board of Directors to fix the size of the Board of Directors

These amendments are required to enable us to participate in the Capital Purchase Program, which is part of the Trouble Asset Relief Program designed to encourage U.S. financial institutions to build capital and increase flow of financing to U.S. businesses and consumers. On October 14, 2008, the U.S. Treasury announced it was prepared to invest $125 billion in preferred stock of certain U.S. financial institutions. With the broadening of this program to provide capital infusion to the strongest, healthiest U.S. banks, this is the most cost-effective method for any financial institution to strengthen its capital base. We have applied to participate in the Capital Purchase Program, subject to shareholder approval of the proposed amendments, and we are awaiting a response from the U.S. Treasury.

While our capital ratios remain strong, the market outlook for continuing weak economic conditions requires us to take all necessary steps to achieve even higher capital levels. This will position Synovus to remain strong throughout the remainder of this economic crisis. As you may know, Synovus is not currently authorized to issue preferred stock. By approving these two amendments, shareholders give Synovus broader options to seek this additional capital.

If you are unable to attend the special meeting in person, you can listen live over the Internet by visiting our website at www.synovus.com. Additionally, we will maintain copies of the audio presentation of the Special Meeting on our website for reference after the meeting.

The approval of these amendments requires the affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of our issued and outstanding common stock, which is a very significant threshold. No matter your level of ownership in our company, or whether or not you plan to attend this meeting in person, it is very important that your shares be voted at the Special Meeting. To make sure your shares are represented, we urge you to vote promptly using the enclosed voting materials.

Sincerely yours,

Richard E. Anthony

Synovus Financial Corp	•	Post Office Box 120	•	Columbus, Georgia 31902-0120

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Wednesday, December 17, 2008

PLACE	CB&T Uptown Center 1144 Broadway Bradley Building Team Meeting Room-2nd Floor Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To amend Article 4 of Synovus’ Articles of Incorporation, as amended, to authorize the issuance of preferred stock.

(2) To amend Section 1 of Article III of Synovus’ Bylaws, as amended, to authorize the Board of Directors to fix the size of the Board of Directors.

(3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on October 31, 2008.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Special Meeting.

Samuel F. Hatcher
Secretary
Columbus, Georgia
November 17, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to Synovus shareholders beginning on or about November 17, 2008. The Synovus Board of Directors is soliciting proxies to be used at the Special Meeting of Synovus Shareholders which will be held on Wednesday, December 17, 2008, at 10:00 a.m., at the CB&T Uptown Center, 1144 Broadway, Bradley Building, Team Meeting Room-2nd Floor, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Special Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Special Meeting or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus stock as of the close of business on October 31, 2008, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Special Meeting. On October 31, 2008, 330,320,130 shares of Synovus stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Special Meeting. If you properly execute and submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendation FOR the amendment to Article 4 of the Articles of Incorporation and FOR the amendment to Section 1 of Article III of the Bylaws. The designated proxies will vote in their discretion on any other matter that may properly come before the Special Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Special Meeting.

Voting of Shares

Holders of Synovus stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus stock owned on October 31, 2008 which: (1) has had the same beneficial owner since October 31, 2004; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner who acquired it under such plan; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same beneficial owner since, October 31, 2004; (7) has been owned continuously by the same shareholder for a period of greater than 48 consecutive months prior to October 31, 2008; or (8) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Holders of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus stock will be based on information possessed by Synovus at the time of the Special Meeting.

As Synovus stock is registered with the Securities and Exchange Commission (“SEC”) and is traded on the New York Stock Exchange (“NYSE”), Synovus stock is subject to the provisions of a NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Special Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL, INTERNET OR PHONE THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

Synovus Dividend Reinvestment and Direct Stock Purchase Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

Required Vote

The affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding Synovus common stock is required to approve the amendment to Article 4 of the Articles of Incorporation and the amendment to Section 1 of Article III of the Bylaws.

Abstentions and Broker Non-Votes

Under certain circumstances, including, we expect, the amendment to the Articles of Incorporation to authorize preferred stock, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to amend the Articles of Incorporation. We expect brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to the proposal to amend the Bylaws, but abstentions will have the effect of a vote “AGAINST” the proposal to amend the Bylaws.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Special Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Special Meeting.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Special Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Special Meeting, (2) voting again by telephone or on the Internet prior to the Special Meeting, or (3) attending the Special Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Special Meeting

The Special Meeting will be held on Wednesday, December 17, 2008 at the CB&T Uptown Center, 1144 Broadway, Bradley Building, Team Meeting Room-2nd Floor, Columbus, Georgia. Directions to the CB&T Uptown Center can be obtained from the Investor Relations page of Synovus’ website at www.synovus.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on December 17, 2008

The Proxy Statement is available on our website at www.synovus.com/special/2008.

INTRODUCTION TO PROPOSALS TO BE VOTED ON

Summary

The Board of Directors recommends that the shareholders approve the proposed amendments to Synovus’ Articles of Incorporation and Bylaws described in this Proxy Statement. These amendments would allow the Board of Directors to (1) issue preferred stock with such designations, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors and (2) fix the size of the Board of Directors. These amendments will, among other things, allow Synovus to participate in a recently-announced voluntary program for direct investment in financial institutions by the U.S. government. These proposed amendments will also give Synovus increased flexibility in structuring capital raising transactions, acquisitions and/or joint ventures. The amendments to Synovus’ Articles of Incorporation will have certain anti-takeover effects with respect to Synovus, as discussed below. However, the Board of Directors represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of Synovus more difficult or costly.

Capital Purchase Program

On October 14, 2008 the U.S. Treasury (the “Treasury”) announced that, pursuant to the Emergency Economic Stabilization Act, it was implementing a voluntary program (the “Capital Purchase Program”) for certain financial institutions to raise capital by selling preferred stock directly to the U.S. Government. The purpose of the Capital Purchase Program is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The Capital Purchase Program is designed to provide capital to financial institutions on attractive terms. Synovus has applied to participate in the Capital Purchase Program, subject to approval of the proposals described in this Proxy Statement, and is awaiting a response from the Treasury. The Treasury will determine the eligibility of financial institutions and the amount of capital to be allocated to each institution. Under the terms of the Capital Purchase Program, Synovus may be eligible to receive an investment by the U.S. Government in a range of approximately $320 million to $970 million based on Synovus’ risk-weighted assets as of June 30, 2008 (as specified in the Capital Purchase Program application). We cannot assure you that the Treasury will determine to purchase preferred stock from us even if the amendments to the Articles of Incorporation and Bylaws are adopted. For more information on the terms of the Capital Purchase Program, see “Description of the Preferred Stock — Capital Purchase Program” beginning on page 9 of this Proxy Statement.

Our Articles of Incorporation and Bylaws presently contain certain restrictions that, based on currently available information concerning the terms of the Capital Purchase Program, would prevent us from participating in the Capital Purchase Program. Specifically:

•	our Articles of Incorporation currently do not authorize preferred stock; and

•	our Bylaws do not allow our Board of Directors to fix the size of the Board of Directors.

To participate in the Capital Purchase Program, we must be authorized to issue preferred stock. In addition, to provide the voting rights required for the preferred stock to be purchased in the Capital Purchase Program, our Board of Directors must take steps to ensure that, if required by the terms of the preferred stock, the holders of the preferred stock are able to appoint directors to the Board of Directors. If either of the proposals described below is not approved by the shareholders, we may be unable to participate in the Capital Purchase Program. For more information on the proposed amendments to the Articles of Incorporation and Bylaws, see “Proposal 1: Approve Amendment of Article 4 of the Articles of Incorporation to Authorize the Issuance of Preferred Stock” on page 5 of this Proxy Statement and “Proposal 2: Approve

Amendment of Section 1 of Article III of the Bylaws to Authorize the Board of Directors to Fix the Size of the Board of Directors” on page 7 of this Proxy Statement.

Other Preferred Stock Financings

We anticipate that the amount of preferred stock proposed to be authorized will be sufficient for future capital raising transactions in addition to the Capital Purchase Program. Therefore, the Board of Directors believes that, in addition to meeting the requirements for participation in the Capital Purchase Program, the proposed amendments will provide Synovus with greater flexibility in structuring future capital raising transactions and allow Synovus to take advantage of changing market conditions with little or no delay.

PROPOSAL 1: APPROVE AMENDMENT OF ARTICLE 4 OF
THE ARTICLES OF INCORPORATION TO AUTHORIZE
THE ISSUANCE OF PREFERRED STOCK

Background

The Articles of Incorporation currently authorize 600,000,000 shares of common stock, par value $1.00 per share, as the sole class of capital stock of Synovus. Synovus’ Articles of Incorporation currently do not authorize the issuance of preferred stock. This limits Synovus’ capital structure by preventing Synovus from issuing preferred stock to raise capital and may prevent it from taking advantage of certain recently developed financing techniques to raise capital. For example, various types of hybrid capital instruments that receive favorable treatment by regulatory agencies and credit rating agencies have been developed. However, Synovus can only take advantage of these instruments if it is able to issue preferred stock.

Proposed Amendment

The Articles of Incorporation, as proposed to be amended, would authorize 100,000,000 shares of preferred stock and 600,000,000 shares of common stock. The preferred stock may be issued by the Board of Directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by our Board of Directors. The proposed amendment will allow Synovus more flexibility in its capital structure generally and will potentially allow Synovus to participate in the Capital Purchase Program by issuing preferred stock with the terms described in “Description of the Preferred Stock — Capital Purchase Program” on page 9 of this Proxy Statement.

On October 23, 2008, the Board of Directors adopted the proposed amendment to the Articles of Incorporation, subject to shareholder approval. The proposed amendment is attached as Appendix A to this Proxy Statement, and this discussion is qualified in its entirety by reference to Appendix A. The full text of paragraphs one and two of Article 4 of the Articles of Incorporation, as it is proposed to be amended, is set forth below:

The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 700,000,000 shares. The corporation shall have the authority to issue (i) 600,000,000 shares of common stock, par value of $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share. The corporation may acquire its own shares and shares so acquired shall become treasury shares.

In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations, and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.

If approved, the proposed amendment to the Articles of Incorporation will become effective upon the filing of the Articles of Amendment to the current Articles of Incorporation with the Secretary of State of the State of Georgia, which Synovus expects to occur promptly after the Special Meeting.

Vote Required

The affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding Synovus common stock is required to approve the proposed amendment.

Reasons for the Amendment

The Board of Directors believes, in light of the continuing weak economic conditions, that Synovus should take all necessary steps to achieve higher capital levels that will position Synovus to remain strong through this crisis, including participating in the Capital Purchase Program. We believe the ability to issue preferred stock is necessary for Synovus to receive capital pursuant to the Capital Purchase Program. In addition, the Board of Directors believes this change will provide Synovus with greater flexibility in structuring future capital raising transactions, acquisitions and/or joint ventures, including taking advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies. Being able to issue preferred stock without shareholder approval will enable Synovus to engage in financing transactions and acquisitions which take full advantage of changing market conditions with little or no delay.

Representations on Anti-Takeover Effect

The Board of Directors represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of Synovus more difficult or costly. Within the limits described above, the Board of Directors may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes.

The Board of Directors believes that, as structured, the preferred stock is in the best interests of the Company and its shareholders because it is consistent with sound corporate governance principles and enhances the Company’s ability to take advantage of the Capital Purchase Program and other capital raising transactions, acquisitions and/or joint ventures.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT OF ARTICLE 4 OF THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

PROPOSAL 2: APPROVE AMENDMENT OF SECTION 1 OF
ARTICLE III OF THE BYLAWS TO AUTHORIZE
THE BOARD OF DIRECTORS TO FIX THE SIZE OF
THE BOARD OF DIRECTORS

Background

The Bylaws currently provide that the shareholders have the sole authority to fix the size of the Board of Directors. The Board of Directors is not currently authorized to fix the size of the Board of Directors. The term sheet issued by the Treasury outlining the terms of the preferred stock to be issued in the Capital Purchase Program includes the right to elect two additional directors if Synovus fails to pay dividends on the preferred stock for six quarterly dividend periods. Additionally, the rules of the NYSE require that preferred stock issued by a listed company contain similar voting rights. For the Board of Directors to provide for the issuance of preferred stock containing these rights, the Board must be authorized to fix the size of the Board of Directors.

Proposed Amendment

The Bylaws, as proposed to be amended, would authorize the Board of Directors to fix the size of the Board of Directors. This amendment would not remove the existing right of the shareholders to fix the size of the Board of Directors upon a vote of 66 2/3% of the shareholders. If the proposed amendment is approved by the shareholders, the shareholders and the Board of Directors will each be able to fix the size of the Board of Directors within the specified range. In addition, the proposed amendment would reduce the maximum size of the Board of Directors from 60 to 25 directors. The proposed amendment will, among other things, potentially allow Synovus to issue preferred stock that complies with the requirements of the Capital Purchase Program and the NYSE without further action by the shareholders.

On October 23, 2008, the Board of Directors adopted the proposed amendment, subject to shareholder approval. The proposed amendment is attached as Appendix B to this Proxy Statement and this discussion is qualified in its entirety by reference to Appendix B. The full text of Section 1 of Article III of the Bylaws, as it is proposed to be amended, is set forth below:

Section 1. Number.  The Board of Directors of the corporation shall consist of not less than 8 nor more than 25 Directors. The number of Directors may vary between said minimum and maximum, and within said limits, (i) the Board of Directors or (ii) the shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, may, from time to time, by resolution fix the number of Directors to comprise said Board. This section, as it relates to, from time to time, fixing the number of Directors of the corporation by (i) the Board of Directors or (ii) the shareholders of the corporation representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

If approved, the proposed amendment to the Bylaws will become effective immediately.

Vote Required

The affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding Synovus common stock is required to approve the proposed amendment.

Reasons for the Amendment

The proposed amendment will potentially allow Synovus to issue preferred stock meeting the voting rights requirements of the Capital Purchase Program and the NYSE. We believe the ability to issue preferred stock with such voting rights is necessary for Synovus to receive capital pursuant to the Capital Purchase Program and to engage in certain additional capital raising transactions that the Board of Directors may determine to pursue from time to time. The Board of Directors believes, in light of the continuing weak economic conditions, that Synovus should take all necessary steps to achieve higher capital levels, thereby positioning Synovus to remain strong through this crisis, including participating in the Capital Purchase Program.

In addition, the proposed amendment reduces the maximum size of the Board of Directors from 60 directors to 25 directors. The Board of Directors believes a maximum limit of 25 directors will ensure that the Board of Directors is of such a size that it is able to efficiently conduct its meetings and otherwise carry out its duties. As we currently have 18 directors, a maximum Board of Directors size of 25 directors allows sufficient ability for any future expansion of Board size that the Board of Directors or the shareholders deems necessary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT OF SECTION 1 OF ARTICLE III OF THE BYLAWS TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE SIZE OF THE BOARD OF DIRECTORS.

DESCRIPTION OF THE PREFERRED STOCK

General

The proposed amendment to the Articles of Incorporation would grant the Board of Directors the authority to issue 100,000,000 shares of preferred stock with no par value per share without further shareholder approval. The preferred stock would be issuable in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

Capital Purchase Program

The following is a brief description of the terms of the shares (the “Shares”) of preferred stock that we may issue to the Treasury through the Capital Purchase Program. This description is based upon information currently available to us concerning the terms of the Capital Purchase Program and does not purport to be complete in all respects. The final terms of the Shares will be specified by resolution of our Board of Directors in a subsequent amendment to our Articles of Incorporation.

General

Under our Articles of Incorporation, as proposed to be amended, we will have authority to issue up to 100 million shares of preferred stock with no par value per share. If our application is approved by the Treasury and the shareholders approve the proposed amendments, we anticipate issuing between 320,000 and 970,000 Shares for an aggregate purchase price of between $320 million and $970 million pursuant to the Capital Purchase Program based on our risk-weighted assets as of June 30, 2008. Subject to limitations on use of proceeds that may be specified by the Treasury, we intend to use the proceeds of the issuance of the Shares for general corporate purposes, which may include deploying such proceeds to strengthen the capital positions of our subsidiary banks. When issued, the Shares will be validly issued, fully paid and nonassessable. The holders of Shares will be entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Shares by our Board of Directors or a duly authorized committee of the Board of Directors in their sole discretion. Dividends will be cumulative.

Prior to the issuance of the Shares, we will have filed Articles of Amendment to our Articles of Incorporation with respect to the Shares with the Secretary of State of Georgia. When issued, the Shares will have a fixed liquidation preference of $1,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per Share equal to the liquidation preference per Share plus any unpaid dividends for all prior Dividend Periods (as defined below) plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. The Shares will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Ranking

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Shares will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Shares; and

•	at least equally with all other equity securities designated as ranking on parity with the Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

For as long as any Shares remain outstanding, unless all accrued and unpaid dividends for all prior Dividend Periods are fully paid:

•	no dividend whatsoever may be paid or declared on our common stock or other junior stock or other equity securities designated as ranking on parity with the Shares as to payment of dividends (“dividend parity stock”), other than, in the case of dividend parity stock, dividends paid on a pro rata basis with the Shares;

•	no common stock or other junior stock or dividend parity stock may be purchased, redeemed or otherwise acquired for consideration by us.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Shares from time to time out of any funds legally available for such payment, and the Shares shall not be entitled to participate in any such dividend; provided, however, that the consent of the Treasury will be required for any increase in the dividends paid to the common stock until the earlier of (i) the third anniversary of the date of issue of the Shares and (ii) the date on which the Shares have been redeemed in whole or the Treasury has transferred all Shares to third parties.

Dividends

Holders of Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our Board of Directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends. These dividends will be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the “Dividend Rate”), applied to the $1,000 liquidation preference per share and the amount of accrued and unpaid dividends for any prior Dividend Period and will be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Shares will commence upon the date of original issuance of the Shares. Dividends will be paid to holders of record on the respective date fixed for that purpose by our Board of Directors or a committee thereof in advance of payment of each particular dividend.

The amount of dividends payable per Share on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Georgia state laws relating to the payment of dividends.

Conversion Rights

The Shares will not be convertible into shares of any other class or series of our stock.

Redemption

The Shares may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Shares. A “Qualified Equity Offering” is the sale by us for cash, following the date of issuance of the Shares, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the first Dividend Payment Date falling on or after the third anniversary of the date of issuance the Shares may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per Share, plus any unpaid dividends for all prior Dividend Periods for that Share, plus a pro rata portion of the dividend for the then-current Dividend Period to the redemption date. Holders of Shares will have no right to require the redemption or repurchase of the Shares.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Shares is subject to prior approval of the Federal Reserve. Subject to this limitation or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding Shares by tender, in the open market or by private agreement.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per Share, plus any unpaid dividends for all prior Dividend Periods plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. Holders of the Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Shares.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Shares and all holders of any shares of our stock ranking as to any such distribution on a parity with the Shares, the amounts paid to the holders of Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per Share has been paid in full to all holders of Shares and the liquidation preference of any other shares ranking on parity with the Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us will constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Shares will not have any voting rights.

If and whenever the dividends on the Shares have not been declared and paid in an aggregate amount equal to at least six Dividend Periods (whether or not consecutive), the number of directors then constituting our Board of Directors will be increased by two. Holders of Shares, together with the holders of all other affected classes and series of any other class or series of our stock that ranks on parity with Shares as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”) voting as a single class, will be entitled to elect the two additional members of our Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Shares and any voting parity stock for which dividends have not been paid.

Whenever all dividends on the Shares have been paid in full, then the right of the holders of Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our Board of Directors will be reduced accordingly.

So long as any Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:

•	authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Shares;

•	amend, alter or repeal the provisions of our Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof; or

•	effect any merger, exchange or similar transaction which would adversely affect the Shares;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Under Georgia law, the vote of the holders of a majority of the outstanding Shares, voting as a separate voting group, is required for:

•	certain amendments to the Articles of Incorporation impacting the Shares;

•	the approval of any dividend payable in Shares to holders of shares of another class or series of our stock; or

•	the approval of any proposed share exchange that includes the Shares.

In addition, holders of the Shares will be able to vote together with the holders of all shares of common stock and other preferred stock entitled to vote, voting as a single group, on the approval of a plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to the Articles of Incorporation, would require action on the proposed amendment. Further, in the case of any merger where we are the surviving corporation, the right of holders of the Shares to vote separately as a group on a plan of merger does not apply if:

•	the articles of incorporation of the surviving corporation will not differ from our articles of incorporation as then in effect;

•	each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

•	the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately after the merger.

Each holder of Shares will have one vote per Share on any matter on which holders of Shares are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Shares to effect the redemption.

Regulatory Capital Treatment

We expect the Shares to qualify as Tier I capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

ADDITIONAL TERMS OF
THE CAPITAL PURCHASE PROGRAM

The following is a brief description of provisions of the Capital Purchase Program in addition to the terms of the preferred stock that may be issued by Synovus pursuant to the program, as described under “Description of the Preferred Stock — Capital Purchase Program.” This description is based upon information currently available to us concerning the terms of the Capital Purchase Program and does not purport to be complete in all respects.

Warrants

In connection with the Capital Purchase Program and in addition to the Shares, the Treasury will receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the Shares on the date of issuance. Upon the exercise of these warrants, existing holders of Synovus common stock will suffer dilution of their percentage ownership of Synovus. The initial exercise price of the warrants, and the market price for determining the number of shares of common stock subject to the warrants will be the market price for the common stock on the date of issuance of the Shares (calculated on a twenty-day trailing average) and subject to certain anti-dilution adjustments. The warrants will have a term of ten years and will be immediately exercisable upon issuance. The Treasury will agree not to exercise any voting power with respect to any shares of common stock issued upon exercise of the warrants; however, the warrants will, subject to certain restrictions, be transferable, and the transferee may not be subject to any restrictions on voting rights. The number of shares subject to the warrants will be reduced by 50% if, prior to December 31, 2009, we have received aggregate gross proceeds of not less than 100% of the issue price of the Shares in a Qualified Equity Offering. To the extent we redeem the Shares held by the Treasury, we will have a right to repurchase any warrants or any common stock issued upon exercise of the warrants and held by the Treasury at fair market value.

Transferability and Registration Rights

The Shares will not be subject to any contractual restrictions on transferability. The Treasury may transfer the Shares to third parties at any time. The warrants will not be subject to any contractual restrictions on transfer, except that the Treasury may only transfer 50% of the warrants prior to the earlier of (i) the date Synovus has received proceeds of not less than 100% of the issue price of the Shares from one or more Qualified Equity Offerings and (ii) December 31, 2009. We will be obligated to file a registration statement under the Securities Act of 1933, as amended, covering the resale of the Shares, the warrants and the common stock issuable upon exercise of the warrants, as promptly as practicable after issuing the Shares to the Treasury. In addition, under certain circumstances we may be obligated to file a registration statement covering an underwritten offering of these securities upon the request of the Treasury.

Limits on Executive Compensation

As a condition to the issuance of the Shares, we will agree to certain limits on executive compensation for our chief executive officer, chief financial officer, and our next three most highly compensated officers. Specifically, we must

•	ensure that incentive compensation for any such executive does not encourage unnecessary and excessive risks that threaten our value;

•	implement a required clawback of any bonus or incentive compensation paid to any such executive based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any such executive; and

•	agree not to deduct for tax purposes executive compensation in excess of $500,000 for each such executive.

Limitations on Share Repurchases

Subject to limited exceptions, we will be prohibited from repurchasing shares of our capital stock (other than the Shares) until the earlier of (i) the third anniversary of the date of issue of the Shares and (ii) the date on which the Shares have been redeemed in whole or the Treasury has transferred all Shares to third parties.

LIQUIDITY AND FINANCIAL STATEMENT IMPACT OF
THE CAPITAL PURCHASE PROGRAM

Overview

Synovus has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements for well capitalized financial institutions. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound, and to enable Synovus to provide a desirable level of profitability. Accordingly, the Board of Directors believes that Synovus should take all necessary steps to achieve higher capital levels that will position Synovus to remain strong through this crisis, including participating in the Capital Purchase Program.

Synovus’ capital ratios remain strong and we believe that we have sufficient liquidity to meet our anticipated funding needs even if our application is not approved by Treasury. However, to the extent that shareholders do not approve the proposed amendments to our Articles of Incorporation and Bylaws described in this Proxy Statement, or Treasury does not approve our application to participate in the Capital Purchase Program, our access to capital markets could be adversely impacted and could become more costly.

In managing our consolidated balance sheet, we depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely as regular components of our liquidity and funding management strategy, include inter-bank borrowings and brokered deposits. We have also historically enjoyed a solid reputation in the capital markets and historically have been able to raise funds from either short or long-term borrowings or equity issuances. Recently, the volatility and disruption in the capital and credit markets has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to access certain of our sources of funding on satisfactory terms may be disrupted, which may adversely affect our capital costs and, in turn, our liquidity. If we are not successful in obtaining approval from the Treasury, our access to capital markets and funding could be adversely impacted and could become more costly.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.

•	The issuance of $320 million (minimum estimated proceeds) or $970 million (maximum estimated proceeds) of preferred stock to Treasury under the Capital Purchase Program.

•	The issuance of warrants to purchase 5.0 million shares of Synovus common stock (minimum estimated warrants to be issued) or warrants to purchase 15.2 million shares of Synovus common stock (maximum estimated warrants to be issued) assuming a purchase price of $9.55 per share (trailing 20-day Synovus average share price as of November 11, 2008).

•	The reduction in short-term borrowings (consisting primarily of brokered deposits) from the proceeds of the Capital Purchase Program.

We present two sets of unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present two sets of unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we assume, in one case, that we receive the minimum estimated proceeds from the sale of preferred stock and issue the minimum number of warrants under the Capital Purchase Program and, in the other, that we receive the maximum estimated proceeds from the sale of preferred stock and issue the maximum number of warrants under the Capital Purchase Program. The pro forma financial data may change materially in both cases based on the actual proceeds received under the Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in Synovus’ common stock price, and the discount rate used to determine the fair value of the preferred stock.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10Q/A for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our application to participate in the Capital Purchase

Program has not been approved by Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation and Bylaws. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2008 and in our other reports filed with the SEC, which are specifically incorporated by reference in this Proxy Statement.

Synovus Financial Corp.

Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30, 2008
		As Adjusted	As Adjusted
	Historical	Minimum(1)	Maximum(2)
	(unaudited)

Balance Sheet:
Total liabilities(3)	$30,930,258	$30,610,258	$29,960,258
Total shareholders’ equity	$3,378,277	$3,698,277	$4,348,277

Capital Ratios:
Total risk-based capital to risk-weighted assets ratio	12.20%	13.19%	15.21%
Tier 1 capital ratio	8.81%	9.80%	11.82%
Leverage ratio	8.49%	9.44%	11.39%
Equity to assets ratio	9.84%	10.77%	12.66%
Tangible equity to tangible assets ratio	8.49%	9.44%	11.36%

(1)	Pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock ($320 million).

(2)	Pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock ($970 million).

(3)	Assumes that proceeds are initially used to reduce short-term borrowings (consisting primarily of brokered deposits).

Synovus Financial Corp.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Minimum Estimated Proceeds ($320 million)/Warrants (for 5 million shares)
(In thousands, except per share data)

	Historical 12			Pro forma 12
	Months Ended			Months Ended
	12/31/07	Adjustments		12/31/07
	(unaudited)

Net interest income	$1,148,948	16,256	(1)	1,165,204
Provision for losses on loans	170,208			170,208

Net interest income after provision for losses on loans	978,740	16,256		994,996

Non-interest income	389,028			389,028
Non-interest expense	840,094			840,094
Income from continuing operations before income taxes	527,674	16,256		543,930
Income tax expense	184,739	5,691	(3)	190,430

Income from continuing operations(2)	$342,935	10,565		353,500
Less: Preferred dividends		20,403	(4)	20,403

Income from continuing operations available to common stockholders	342,935	(9,838)		333,097

Basic earnings per share available to common stockholders
Income from continuing operations	$1.05	(0.03)		1.02

Diluted earnings per share available to common stockholders
Income from continuing operations	$1.04	(0.04)		1.00

Weighted average shares outstanding
Basic	326,849			326,849

Diluted	329,863	2,062	(5)	331,925

(1)	Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Synovus expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	On December 31, 2007, Synovus completed the spin-off of its shares of Total System Services, Inc. (“TSYS”) common stock to Synovus shareholders. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the historical consolidated results of operations of TSYS, as well as all costs recorded by Synovus Financial Corp. associated with the spin off of TSYS, are now presented as a discontinued operation. Additionally, discontinued operations includes a $4.2 million after-tax gain related to the transfer of Synovus’ proprietary funds to a non-affiliated third party. Accordingly, results from discontinued operations are not shown in this pro forma since the information would not be meaningful.

(3)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(4)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Synovus’ common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(5)	As described in the Section titled “Additional Terms of the Capital Purchase Program”, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 5.0 million shares of Synovus common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.55 (based on the trailing 20 day Synovus average share price as of November 11, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $9.55 was compared to Synovus’ quarterly average stock price (during 2007, adjusted to exclude TSYS by subtracting Synovus’ share of TSYS’ average market capitalization from the consolidated market capitalization of Synovus).

Synovus Financial Corp.

Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds ($970 million)/Warrants (for 15.2 Million Shares)
(In thousands, except per share data)

	Historical 12			Pro forma 12
	Months Ended			Months Ended
	12/31/07	Adjustments		12/31/07
	(unaudited)

Net interest income	$1,148,948	49,276	(1)	1,198,224
Provision for losses on loans	170,208			170,208

Net interest income after provision for losses on loans	978,740	49,276		1,028,016

Non-interest income	389,028			389,028
Non-interest expense	840,094			840,094
Income from continuing operations before income taxes	527,674	49,276		576,950
Income tax expense	184,739	17,252	(3)	201,991

Income from continuing operations(2)	$342,935	32,024		374,959
Less: Preferred dividends		61,846	(4)	61,846

Income from continuing operations available to common stockholders	$342,935	(29,822)		313,113

Basic earnings per share available to common stockholders
Income from continuing operations	$1.05	(0.09)		0.96

Diluted earnings per share available to common stockholders
Income from continuing operations	$1.04	(0.11)		0.93

Weighted average shares outstanding
Basic	326,849			326,849

Diluted	329,863	6,251	(5)	336,114

(1)	Assumes that the maximum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Synovus expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	On December 31, 2007, Synovus completed the spin-off of its shares of TSYS common stock to Synovus shareholders. In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,”

and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the historical consolidated results of operations of TSYS, as well as all costs recorded by Synovus Financial Corp. associated with the spin off of TSYS, are now presented as a discontinued operation. Additionally, discontinued operations includes a $4.2 million after-tax gain related to the transfer of Synovus’ proprietary funds to a non-affiliated third party. Accordingly, results from discontinued operations are not shown in this pro forma since the information would not be meaningful.

(3)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(4)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Synovus’ common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(5)	As described in the Section titled “Additional Terms of the Capital Purchase Program”, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 15.2 million shares of Synovus common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.55 (based on the trailing 20 day Synovus average share price as of November 11, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $9.55 was compared to Synovus’ quarterly average stock price (during 2007, adjusted to exclude TSYS by subtracting Synovus’ share of TSYS’ average market capitalization from the consolidated market capitalization of Synovus).

Synovus Financial Corp.

Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Minimum Estimated Proceeds ($320 million)/Warrants (for 5 Million Shares)
(In thousands, except per share data)

	Historical 9			Pro forma 9
	Months Ended			Months Ended
	9/30/08	Adjustments		9/30/08
	(unaudited)

Net interest income	$819,868	9,353	(1)	829,221
Provision for losses on loans	336,016			336,016

Net interest income after provision for losses on loans	483,852	9,353		493,205

Non-interest income	346,630			346,630
Non-interest expense	742,422			742,422
Minority interest in subsidiaries’ net income	6,347			6,347
Income before income taxes	$81,713	9,353		91,066
Income tax expense	28,741	3,290	(2)	32,031

Net income	$52,972	6,063		59,035
Less: Preferred dividends		15,542	(3)	15,542

Net income available to common stockholders	$52,972	(9,479)		43,493

Basic earnings per share available to common stockholders	$.16	(0.03)		.13

Diluted earnings per share available to common stockholders	$.16	(0.03)		.13

Weighted average shares outstanding
Basic	329,195			329,195

Diluted	331,317	567	(4)	331,883

(1)	Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Synovus expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Synovus’ common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described in the Section titled “Additional Terms of the Capital Purchase Program”, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 5.0 million shares of Synovus common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.55 (based on the trailing 20 day Synovus average share price as of November 11, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Synovus Financial Corp.

Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds ($970 million)/Warrants (for 15.2 Million Shares)
(In thousands, except per share data)

	Historical 9			Pro forma 9
	Months Ended			Months Ended
	9/30/08	Adjustments		9/30/08
	(unaudited)

Net interest income	$819,868	28,350	(1)	848,218
Provision for losses on loans	336,016			336,016

Net interest income after provision for losses on loans	483,852	28,350		512,202

Non-interest income	346,630			346,630
Non-interest expense	742,422			742,422
Minority interest in subsidiaries’ net income	6,347			6,347
Income before income taxes	$81,713	28,350		110,063
Income tax expense	28,741	9,972	(2)	38,713

Net income	$52,972	18,378		71,350
Less: Preferred dividends		47,111	(3)	47,111

Net income available to common stockholders	$52,972	(28,732)		24,240

Basic earnings per share available to common stockholders	$.16	(0.09)		.07

Diluted earnings per share available to common stockholders	$.16	(0.09)		.07

Weighted average shares outstanding
Basic	329,195			329,195

Diluted	331,317	1,717	(4)	333,034

(1)	Assumes that the maximum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Synovus expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Synovus’ common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described in the Section titled “Additional Terms of the Capital Purchase Program”, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 15.2 million shares of Synovus common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.55 (based on the trailing 20 day Synovus average share price as of November 11, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

As described below, Synovus’ Articles of Incorporation and Bylaws presently contain several provisions that may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus’ Board of Directors.

Supermajority Approvals

Under Synovus’ Articles of Incorporation and Bylaws, as currently in effect, the vote or action of shareholders possessing 66 2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

•	call a special meeting of Synovus shareholders;

•	fix, from time to time, the number of members of Synovus’ Board of Directors;

•	remove a member of Synovus’ Board of Directors;

•	approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus’ assets to or with any other corporation, person or entity, with respect to which the approval of Synovus’ shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of Synovus’ Articles of Incorporation.

This allows directors to be removed only by 66 2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

Shareholder Action

The Bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with Synovus’ Bylaws, shareholders may nominate persons for election to the Board of Directors or bring other business before a shareholders’ meeting only by delivering prior written notice to the Company and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by the Synovus’ Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by Synovus’ Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by Synovus). Any notice provided by a shareholder under these provisions must include the information specified in the Bylaws.

Evaluation of Business Combinations

Synovus’ Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus’ Board of Directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, (i) the interests of the employees, depositors and customers of Synovus and its subsidiaries and the communities in which offices of the corporation or its subsidiaries are located (collectively, the “Constituencies”), (ii) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of Synovus’ stock and (iii) any other factors the Board of Directors deems pertinent.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus stock by (1) each director, (2) the persons identified as our “named executive officers” in our proxy statement for the 2007 Annual Meeting of Shareholders, and (3) all directors and executive officers as a group as of September 30, 2008.

	Shares of	Shares of
	Synovus	Synovus		Shares of
	Stock	Stock		Synovus
	Beneficially	Beneficially		Stock		Percentage of
	Owned	Owned		Beneficially	Total	Outstanding
	with Sole	with		Owned with	Shares of	Shares
	Voting	Shared		Sole	Synovus	of Synovus
	and	Voting		Voting	Stock	Stock
	Investment	And		and No	Beneficially	Beneficially
	Power	Investment		Investment	Owned	Owned
	as of	Power as		Power as	as	as of
	9/30/08	of 9/30/08		of 9/30/08	of 9/30/08(1)	9/30/08

Daniel P. Amos	296,274	10,716		2,000	308,990	*
Richard E. Anthony	675,295	70,429		90,364	2,190,759	1
James H. Blanchard	1,643,873	194,901		25,305	6,634,691	2
Richard Y. Bradley	31,836	147,255		2,000	181,091	*
Frank W. Brumley	39,612	45,009		2,000	86,621	*
Elizabeth W. Camp	28,809	2,703		2,000	33,512	*
Gardiner W. Garrard, Jr.	154,647	728,821		2,000	885,468	*
T. Michael Goodrich	163,899	19,730	(2)	2,000	185,629	*
Frederick L. Green, III	154,210	590		34,884	444,591	*
G. Sanders Griffith, III(3)	230,330	3,549		58,199	1,578,425	*
V. Nathaniel Hansford(4)	127,411	371,832		2,000	501,243	*
Elizabeth R. James	57,041	—		18,542	1,223,828	*
Mason H. Lampton	102,494	178,981	(5)	2,000	283,475	*
Elizabeth C. Ogie	483,395	2,215,253		2,000	2,700,648	1
H. Lynn Page	682,212	11,515		2,000	695,727	*
Thomas J. Prescott	66,324	—		18,161	1,226,119	*
J. Neal Purcell	17,224	—		2,000	19,224	*
Melvin T. Stith	12,072	130		2,000	14,202	*
Philip W. Tomlinson	83,281	—		1,000	84,281	*
William B. Turner, Jr.	127,394	306,795		2,000	436,189	*
James D. Yancey	834,704	287,682		2,000	2,889,001	1
Directors and Executive Officers as a Group (24 persons)	6,091,277	4,595,891		284,138	23,575,244	6.9

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following shares as of September 30, 2008: (a) under the heading “Stock Options” the number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of Synovus stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	1,354,671	—
James H. Blanchard	4,770,612	1,108,162
Gardiner W. Garrard, Jr.	—	285,427
Frederick L. Green, III	254,907	102,595
G. Sanders Griffith, III	1,286,347	—
Elizabeth R. James	1,148,245	—
Mason H. Lampton	—	189,535
H. Lynn Page	—	66,468
Thomas J. Prescott	1,141,634	—
William B. Turner, Jr.	—	50,000
James D. Yancey	1,764,615	241,228

In addition, the other executive officers of Synovus had rights to acquire an aggregate of 882,907 shares of Synovus stock within 60 days through the exercise of stock options and had an aggregate of 30,927 shares of Synovus stock that were pledged, including shares held in margin accounts.

(2)	Includes 15,280 shares of Synovus stock held in a trust for which Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of these shares.

(3)	Mr. Griffith resigned effective January 1, 2008.

(4)	Does not include 684,052 shares previously reported as held by a family limited partnership for which Mr. Hansford’s spouse is one of three general partners. Mr. Hansford disclaims beneficial ownership of these shares.

(5)	Includes 176,187 shares of Synovus stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of these shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus stock held by the only known holders of more than 5% of the outstanding shares of Synovus stock as of September 30, 2008.

Percentage of
	Shares of		Outstanding Shares
	Synovus Stock		of Synovus
Name and Address	Beneficially Owned		Stock Beneficially
of Beneficial	as of		Owned as
Owner	9/30/08		of 9/30/08

Synovus Trust Company, N.A.(1)	49,648,985	(2)	15%
1148 Broadway
Columbus, Georgia 31901

(1)	The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of September 30, 2008, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 49,745,558 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 43,299,782 shares as to which it possessed sole voting power, 46,316,887 shares as to which it possessed sole investment power, 165,355 shares as to which it possessed shared voting power and 2,531,631 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 96,573 shares as to which they possessed sole or shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2009 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 21, 2008. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2009 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 25, 2008 and not later than January 25, 2009. The notice of a proposed item of business must provide information as required in the Bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any hedging activities or certain derivative transactions you have entered into with respect to our shares; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the Bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; any hedging activities or certain derivative transactions you have entered into with respect to our shares; evidence reasonably satisfactory to the corporation that the proposed nominee has no interests that would limit such nominee’s ability to fulfill his or her duties of office; and a statement that the proposed nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the corporation’s corporate governance guidelines. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the Bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A, Inc. to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Innisfree M&A, Inc. is $12,500 plus expenses

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus is not householding proxy materials for its shareholders of record in connection with the Special Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of Synovus stock through a broker or bank that has determined to household proxy materials:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Proxy Statement for the Special Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

Where You Can Find More Information

The rules of the SEC permit us to “incorporate by reference” certain information we file with the SEC into this Proxy Statement. This means that we can disclose important information to shareholders by referring the shareholders to another document. Any information incorporated by reference into this Proxy Statement is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

We incorporate herein by reference the following documents and other information filed with the SEC (other than, in each case, any and all documents and/or information deemed to have been furnished to but not “filed” with the SEC in accordance with applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2008;

•	our Current Reports on Form 8-K filed on January 3, 2008, January 10, 2008, January 24, 2008, January 29, 2008, June 10, 2008, July 8, 2008, July 28, 2008 and September 10, 2008;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

•	all documents filed by us subsequent to the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the Special Meeting.

A copy of any of the documents referred to above will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K are also available on Synovus’ home page on the Internet at www.synovus.com. Click on “Investor Relations,” “Financial Reports” and “SEC Filings.” In addition, representatives of KPMG LLP, our independent registered public accountants, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The above Notice of Special Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.

Richard E. Anthony
Chairman of the Board and
Chief Executive Officer

November 17, 2008

APPENDIX A

PROPOSED AMENDMENT TO SYNOVUS FINANCIAL CORP.
ARTICLES OF INCORPORATION, AS AMENDED

The proposed amendments to Article 4 of the Synovus Articles of Incorporation have been marked by striking through the text to be deleted and underlining the text to be added:

4.

The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be ~~600,000,000~~700,000,000 shares. The ~~sole class of capital stock of the~~ corporation shall~~be~~have the authority to issue (i) 600,000,000 shares of common stock ~~of the~~, par value of $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share. The corporation may acquire its own shares and shares so acquired shall become treasury shares.

 In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations, and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.

The common stock of the corporation shall have the following voting rights:

(a) Except as otherwise provided in paragraph (b) below, every holder of record of the common stock shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held of record by such holder as of the record date of such meeting.

(b) Notwithstanding paragraph (a) above, every holder of record of a share of the common stock meeting any one of the following criteria, shall be entitled to ten (10) votes in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held of record by such holder as of the record date of such meeting which:

(1)	has had the same beneficial owner since April 24, 1986; or

(2)	has had the same beneficial owner for a continuous period of greater than 48 months prior to the record date of such meeting; or

(3)	is held by the same beneficial owner to whom it was issued by the corporation in or as a part of an acquisition of a banking or non-banking company by the corporation where the resolutions adopted by the corporation’s Board of Directors approving said acquisition specifically reference and grant such rights; or

(4)	is held by the same beneficial owner to whom it was issued by the corporation, or to whom it transferred by the corporation from treasury shares held by the corporation, and the resolutions adopted by the corporation’s Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; or

(5)	was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of the corporation, and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under the terms and provisions of such plan; or

(6)	was acquired by reason of participation in a dividend reinvestment plan approved by the corporation and is held by the same beneficial owner for whom it was acquired under the terms and provisions of such plan; or

(7)	is owned by a holder who, in addition to shares which are beneficially owned under the provisions of paragraph (b) (1)-(6) above, is the beneficial owner of less than 100,000 shares of common stock of the corporation, with such amount to be appropriately adjusted to properly reflect any change in the shares of common stock of the corporation by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986.

(c) For purposes of paragraphs (b) above and (e) below:

(1)	any transferee of shares of the common stock receiving such stock:

(i)	by gift; or

(ii)	by bequest, devise or otherwise through the law of inheritance, descent and distribution from a decedent’s estate; or

(iii)	by distribution from a trust holding such stock for the benefit or such transferee; or

(2)	any corporate transferee receiving such common stock solely in exchange for the capital stock of such corporate transferee prior to December 31, 1986, provided that the transferor(s) of such common stock and their respective donees, legatees and devises own all of the issued and outstanding shares of capital stock of such corporate transferee; shall be deemed in each case to be the same beneficial owner as the transferor.

Any transfer of any share of the capital stock of a corporate transferee described in subparagraph c (2) above, other than by means described in subparagraph (c)(1) above shall disqualify all shares of the common stock held by such corporate transferee from the operation of this paragraph c.

(d) for purposes of paragraph (b) above, shares of the common stock acquired pursuant to a stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired by the beneficial owner as a direct result of a stock split, stock dividend or other type of distribution of shares with respect to existing shares (“Dividend Shares”) will be deemed to have been acquired and held continuously from the date on which the shares with regard to which the Dividend Shares were issued were acquired.

(e) For purposes of paragraph (b) above, any share of the common stock held in “street” or “nominee” name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to the record date of the meeting in question. This presumption shall be rebuttable by presentation to the corporation’s Board of Directors by such beneficial owner of evidence satisfactory to the corporation’s Board of Directors that such share has had the same beneficial owner continuously since April 24, 1986 or such share has had the same beneficial owner for a period greater than 48 months prior to the record date of the meeting in question.

(f) For purposes of this section, a beneficial owner of a share of common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of common stock, (2) investment power, which includes the power to direct the sale or other disposition of such common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of common stock. For purposes of paragraphs (a) through (e) above, all determinations concerning beneficial ownership, changes therein, or the absence of any such change, shall be made by the corporation’s Board of Directors. Written procedures designed to facilitate such determinations shall be established by the corporation’s board of Directors and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The corporation’s Board of Directors shall be entitled to rely on all information concerning beneficial ownership of the common stock coming to its attention from any source and in any manner reasonably deemed by it to be reliable, but the corporation shall not be charged with any other knowledge concerning the beneficial ownership of the common stock.

Any disputes arising concerning beneficial ownership, changes therein, or the absence of any such changes, pursuant to this paragraph (f), shall be definitively resolved by a determination of the corporation’s Board of Directors made in good faith.

APPENDIX B

PROPOSED AMENDMENT TO SYNOVUS FINANCIAL CORP.
BYLAWS, AS AMENDED

The proposed amendments to Section 1 of Article III of Synovus’ Bylaws have been marked by striking through the text to be deleted and underlining the text to be added:

ARTICLE III. DIRECTORS

Section 1. Number.  The Board of Directors of the corporation shall consist of not less than 8 nor more than~~60~~25 Directors. The number of Directors may vary between said minimum and maximum, and within said limits, (i) the Board of Directors or (ii) the shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, may, from time to time, by resolution fix the number of Directors to comprise said Board. This section, as it relates to, from time to time, fixing the number of Directors of the corporation by (i) the Board of Directors or (ii) the shareholders of the corporation representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

B-1

PRELIMINARY COPY

PROXY	CERTIFICATE OF BENEFICIAL OWNER		☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED BELOW.

	For	Against	Abstain
1. To Approve Amendment of Article 4 of the Articles of Incorporation to Authorize the Issuance of Preferred Stock	☐	☐	☐

	For	Against	Abstain
2. To Approve Amendment of Section 1 of Article III of the Bylaws to Authorize the Board of Directors to Fix the Size of the Board of Directors	☐	☐	☐

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.
INSTRUCTIONS: Please provide the required information. THIS CERTIFICATE MUST BE SIGNED TO BE VALID. If you do not complete and sign this Certificate of Beneficial Owner, your shares covered by the Proxy to the left will be voted on the basis of one vote per share.

		Yes	No
A.
Are you the beneficial owner, in all capacities, of more than 1,139,063 shares of Synovus Common Stock?
	If you answered “No” to Question A, do not answer B or C. Your shares represented by the Proxy to the left are entitled to ten votes per share.	☐	☐
		Yes	No
B.
If your answer to Question A was “Yes”, have you acquired more than 1,139,063 shares of Synovus Common Stock since October 31, 2004 (including shares received as a stock dividend)?
	If you answered “No” to Question B, do not answer Question C. Your shares represented by the Proxy to the left are entitled to ten votes per share.	☐	☐

C.
If you answered “Yes” to Question B, please describe below the date and nature of your acquisition of all shares of Synovus Common Stock you have acquired since October 31, 2004 (including shares acquired as a result of a stock dividend). Your response to Question C will determine which of the shares represented by the Proxy will be entitled to ten votes per share.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested

NOTE BOTH SIGNATURE LINES ARE REQUIRED WHEN CERTIFYING YOUR SHARES

Shareholder sign here	Date	Shareholder sign here	Date

Co-owner sign here	Date	Co-owner sign here	Date

	Sign Here to Vote your Shares		Sign Here to Certify your Shares

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to special meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE

http://www.proxyvoting.com/snv		1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Proxy Statement
on the Internet at www.synovus.com/special/2008

SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120, COLUMBUS, GEORGIA 31902-0120
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 17, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

By signing on the reverse side, I hereby appoint Richard E. Anthony and Frederick L. Green, III as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated below all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on October 31, 2008 at the Special Meeting of Shareholders to be held on December 17, 2008 or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors is not aware of any matters likely to be presented for action at the Special Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Special Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the SPECIAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the SPECIAL MEETING.

IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION TO BE ENTITLED TO TEN VOTES PER SHARE.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both must sign. When signing in a fiduciary or representative capacity, give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

You can now access your Synovus Financial Corp. account online.

Access your Synovus Financial Corp. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Synovus Financial Corp. now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163